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                                                                      Exhibit 12

                             McDONALD'S CORPORATION
                       STATEMENT RE: COMPUTATION OF RATIOS
                               Dollars In Millions

                                                          Nine months
                                                       ended September 30,                  Years ended December 31,
                                                        2001       2000            2000      1999         1998       1997       1996
                                                   -------------------------  ------------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes          $1,960.2   $2,224.8        $2,882.3  $2,884.1  $2,307.4/(1)/ $2,407.3   $2,251.0
- Minority interest in operating results of
       majority-owned subsidiaries, including
       fixed charges related to redeemable
       preferred stock, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                   (3.6)       4.8            16.2      21.9      23.7          28.3       39.6
- Provision for income taxes of 50% owned
       affiliates included in consolidated
       income before provision for income taxes         38.7       72.1            93.7      72.8      99.9          69.0       73.2
- Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be
       representative of interest factors*             188.4      149.0           207.0     178.5     161.3         145.9      130.9
- Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*           385.8      347.0           470.3     440.1     461.9         424.8      392.2
                                                   -------------------------  ------------------------------------------------------
                                                    $2,569.5   $2,797.7        $3,669.5  $3,597.4  $3,054.2      $3,075.3   $2,886.9
                                                   =========================  ======================================================


FIXED CHARGES
-      Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be
       representative
       of interest factors*                          $ 188.4    $ 149.0        $  207.0  $  178.5  $  161.3      $  145.9   $  130.9
- Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                          372.8      339.5           457.9     431.3     453.4         426.1      410.4
- Capitalized interest*                                 11.2       11.5            16.5      14.7      18.3          23.7       23.5
                                                   -------------------------  ------------------------------------------------------
                                                     $ 572.4    $ 500.0        $  681.4  $  624.5  $  633.0      $  595.7   $  564.8
                                                   =========================  ======================================================



RATIO OF EARNINGS TO FIXED CHARGES                      4.49       5.60            5.39      5.76      4.82/(2)/     5.16       5.11
                                                   =========================  ======================================================


* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $160.0 million pre-tax special charge and $161.6 million of Made For You costs for a pre-tax total of $321.6 million.

(2) Excluding the special charge and Made For You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.